Exhibit 21.1

WILD OATS MARKETS, INC.
LIST OF SUBSIDIARIES

Wholly owned subsidiaries of Wild Oats Markets, Inc.:

Wild Oats Markets Canada, Inc. - a British Columbia, Canada corporation
Wild Oats Financial, Inc. - a Nevada corporation

Wholly owned subsidiaries of Wild Oats Financial, Inc.:
Sparky, Inc. - a Nevada corporation
Wild Marks, Inc. - a Nevada corporation

Wild Oats of Massachusetts, Inc. - a Massachusetts corporation
Wild Oats of Texas, Inc. - a Texas corporation